Exhibit 99



                   [COMMONWEALTH BANCORP, INC. LETTERHEAD]




For release:   IMMEDIATELY

Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189

       COMMONWEALTH BANCORP, INC. INCREASES QUARTERLY CASH DIVIDEND

Norristown, PA, March 15, 2001 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that its Board of Directors has declared a cash dividend of $0.14 per share of common stock. This represents a 27% increase over the previous quarterly dividend amount. The dividend is payable on April 13, 2001, to shareholders of record at the close of business on March 30, 2001.

Commonwealth Bancorp, Inc., with consolidated assets of $1.9 billion, is the holding company for Commonwealth Bank, which has 60 branches throughout southeast Pennsylvania.